Exhibit 99.1

AMC Entertainment Holdings, Inc. Investor Relations: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com or Media Contact: Ryan Noonan, 913-213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

GARY LOCKE AND JOHN ZENG JOIN AMC ENTERTAINMENT
HOLDINGS, INC. BOARD OF DIRECTORS

Leawood, Kansas — February 17, 2016 — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today announced the appointments of Gary Locke and Zeng Mao Jun (John Zeng) as directors of the Company, effective immediately.

Locke replaces Jian (Winston) Wang, who resigned from AMC’s board of directors to focus on other commitments at Wanda Group. Zeng replaces Jerry Ye, whose resignation was announced last week. The two appointments maintain the size of the Board at nine directors. Locke will be a member of AMC’s nominating and governance committee.

Locke is the former governor of Washington (1997-2005) and the first Asian-American governor on the mainland in U.S. history. Under Locke’s leadership, Washington State consistently ranked as one of the top five best managed states in America. He also strengthened economic relations with China and more than doubled the state’s exports to China. He later served as Secretary of Commerce of the United States (2009-11) and as U.S. Ambassador to China (2011-14). As U.S. Ambassador to China, he was the first person of Chinese-American heritage to occupy this seat. Locke graduated with a bachelor’s degree from Yale University and received his law degree from Boston University.

Zeng is President of Wanda Cinema Line Co., Ltd. and has served as a member of its Board of Directors since July 30, 2013.  As of December 31, 2015, Wanda Cinemas operated 240 theatres with 2,133 screens in more than 110 cities across China. In 2015, Wanda Cinemas accounted for approximately 14 percent of Chinas’ market share in terms of box office revenue, ranking number one in the China market. Zeng holds an undergraduate degree and Master of Business Administration from Renmin University of China.

“Our majority shareholder Wanda is a vital component to AMC’s future success in theatrical exhibition,” said Adam Aron, CEO and President of AMC. “Gary’s background in business, government and building relationships between China and the U.S. will greatly help us to further our successes with the AMC-Wanda partnership. John’s position as President and a member of the Board of Directors of the largest movie theatre chain in China will foster the sharing of insights and opportunities across the two largest theatrical exhibition markets in the world.”

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 379 locations and 5,261 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago) http://www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.   We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our pending acquisition; our ability to realize expected benefits from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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